EXHIBIT 10.1

AMENDMENT NO. 2
To the Contract dated 11 September 2013 made between
Jurong Shipyard Pte Ltd and Helix Q7000 Vessel Holdings S.a.r.l

This AMENDMENT NO. 2 (“Amendment No. 2”) is made this 2nd day of December 2015

BY and BETWEEN:-

(1)	JURONG SHIPYARD PTE. LTD., a corporation organised under the laws of Singapore, having its registered office at 29 Tanjong Kling Road, Singapore 628054 (the “Builder”);

And

(2)	HELIX Q7000 VESSEL HOLDINGS S.a.r.l.(“the Owner”)

collectively called “the Parties”, and “Party” shall refer to either one of them

WHEREAS

A.
The Builder and the Owner entered into a contract (“Contract”) dated 11th September 2013 for the construction and delivery to Owner of one (1) unit of Well Intervention Semisubmersible Unit (“Vessel”). The Contract was amended by an Amendment Agreement No.1 to defer the Delivery of the Vessel under the Contract (“Amendment No.1”).

B.	The Owner has requested and the Builder has agreed to further deferment the Delivery of the Vessel under the Contract, subject to the terms and conditions herein.

NOW therefore the Parties agree as follows:

1.
The Contract will be amended on the terms and in the manner set out below. In the event of conflict between this Amendment No. 2 and the Contract as amended by Amendment No. 1, the terms of this Amendment No. 2 shall prevail.

2.
This Amendment No. 2 shall be supplemental to and shall form an integral part of the Contract. Nothing in this Amendment No. 2 shall be construed as constituting a release or discharge of the Parties from their obligations and liabilities under the Contract and Amendment No. 1 and save as amended by this Amendment No. 2, the Contract shall continue in full force and effect and where necessary shall be read and construed as if the terms of this Amendment No. 2 were inserted thereon by way of addition or substitution (as the case may be). All terms used in this Amendment No. 2 shall have the same meaning as terms used in the Contract.

3.
(a)     The required date for Delivery of the Vessel is hereby amended to be 31 December 2017, subject to further deferral under Clause 3(b) hereof. There shall be no change to the date of Completion of the Vessel in the Programme agreed to pursuant to Clause 3 of Amendment No. 1, which shall be no later than 31 December 2017, subject to Clause 6 of this Amendment No. 2 with respect to items not required for Completion but which shall be completed for Delivery.

(b)     No later than five (5) months prior to the required date for Delivery of the Vessel, the Owner shall notify the Builder in writing of Owner’s desire to either accept Delivery on the required Delivery date or extend Delivery for an additional period, not to exceed six (6) months. If the Owner does not provide such notice within this time period, Delivery shall not be further deferred. The Owner may provide multiple deferral notices hereunder, but the Owner shall not defer Delivery to a date that is later than 30 December 2018. If the Owner elects to defer the Delivery date, the Vessel shall not be delivered more than thirty (30) days prior to the deferred date except upon written agreement of the parties.

4.	The payment of the Contract Price under the Contract shall be revised as follows:

Percentage of Contract Price	Payment
20%	Upon execution of Contract
20%	25 June 2016
20%	Upon issuance of Completion Certificate (to be issued on or before 31 December 2017)
40%	Delivery

4.1	Clause 22.2 of the Contract shall be deleted in its entirety and replaced with the following:

“22.2    Upon execution of this Contract, Owner shall pay 20% of the Contract Price as indicated in the payment schedule in Section 3 - Schedule of Prices. On 25 June 2016, Owner shall pay a further 20% of the Contract Price. The remainder of the Contract Price shall be paid as set forth in Clauses 3.6.3 and 3.6.4 of Section 3 - Schedule of Prices. In respect of Variation Orders, each invoice shall describe the Work performed completed in sufficient detail, with accompanying documentation substantiating the Work performed for which such invoice is issued.”

4.2	Paragraph 3.6 of Section 3 – Schedule of Prices of the Contract shall be deleted in its entirety and replaced with the following:

“3.6    INSTALMENTS

The Owners shall pay the Contract Price which shall become due and payable to the Builder in instalments as follows:-

3.6.1
First Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid within 3 banking days from the date of this Contract.

3.6.2	Second Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid on or before 25 June 2016.

3.6.3
Third Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid upon issuance of Completion Certificate, which is to be issued on or before 31 December 2017.

3.6.4
Final Instalment: The sum of United States Dollars One Hundred and Thirty Eight Million and Four Hundred Thousand (US$138,400,000), equivalent to 40% of the Contract Price shall be paid upon Delivery of the Vessel.

All payments of instalments to be made by the Owners shall be made promptly upon the presentation of the Builder’s invoices and in full and without any set off, abatement, counterclaim, withholding or deduction.

Builder acknowledges that as of the date of Amendment No. 1, Owners have paid the First Instalment in full.

Payment for Variation Orders shall be negotiated and agreed through a Change Order Process.”

5.	In consideration for this further deferment of the Delivery, the Owner shall, in addition to its payment obligations under Section 3.6 of the Contract (as amended) and Clause 5 of Amendment No. 1:

(a)
make payment of the Builder’s delay costs at USD28,438.00 per day after (i) Builder’s issuance of the Completion Certificate; or (ii) 31 December 2017, whichever is earlier, such amounts to be payable monthly in arrears upon presentation of Builder’s invoice to the Owner; and

(b)
reimburse the Builder for additional costs incurred based on the unit rates set out in the Contract and Appendix 1 herein after issuance of the Completion Certificate by the Builder and arising out of the deferral of Delivery, including costs of production personnel for the safe keeping of the Vessel, yard facilities, utility and any reasonable miscellaneous costs arising out of or in relation to the deferment of the Delivery that are directly attributable to Builder’s maintenance or construction of the Vessel; and

(c)
reimburse the Builder for additional costs incurred after issuance of the Completion Certificate by the Builder for insurance and warranty extension arising out of or in relation to the deferment of the Delivery.

The above costs shall be charged on a time and material basis and shall be payable each month to the Builder upon presentation of invoices by the Builder to the Owner. The foregoing costs shall not be chargeable to Owner for any day after the scheduled Delivery Date that the Vessel has not been delivered to the Owner, unless and to the extent such delay is caused by Owner’s omission or Force Majeure.

6.	Clause 20.5 of the Contract shall be deleted in its entirety and replaced with the following:

“(a)    Upon completion of the trial run and where the trial results are available, and if the results thereof demonstrate that the Vessel conforms to the Specification, Builder shall promptly give Owners the Completion Certificate stating that the Vessel is ready for Delivery. Owners shall upon receipt of such notice and the test results notify Builder in writing of Owners’ acceptance or rejection of the Vessel as being in conformity with the Contract.

(b)    If the Owner has elected to defer Delivery until after 31 December 2017, Owner and Builder will agree that the following shall not be included as a requirement for the issuance of the Completion Certificate (but shall be required as a condition to Delivery):

A.	Installation, integration and commissioning of top drive;

B.	Installation, integration and commissioning of cementing unit;

C.	Topsides integration test; and

D.	Punch list items arising from sea trials or as otherwise agreed.

7.	Save as aforesaid, all terms and conditions of the Contract and Amendment No. 1 shall remain unchanged and be in full force and effect.

8.
Each Party agrees that upon the other Party’s written request, the Party shall obtain the written acknowledgment of respective parent companies that their Parent Company Guarantees both dated 11 September 2013 shall not be released or discharged in any way otherwise than in accordance with the terms of the respective parent company guarantees.

9.	This Amendment No. 2 shall be governed by English Law.

10.	This Amendment No. 2 may be executed in counterparts.

11.	This Amendment No. 2 contains the entirety of the Parties’ agreement with respect to the matters set forth herein and may not be altered or amended by prior evidence, whether oral or written.

For and on behalf of	}
Helix Q7000 Vessel Holdings S.a.r.l.	}
/s/ Anthony Tripodo	}
Name: Anthony Tripodo	}
Title: Class A Manager	}

For and on behalf of	}
Jurong Shipyard Pte Ltd	}
/s/ William Gu Weiguang	}
Name: William Gu Weiguang	}
Title: General Manager, Offshore	}

Appendix 1 – Unit Rates for services

Services	Unit Rate (USD)
Fire – Guard	118/day
Fireline	59/day
Shore Power Connection	300/day
Potable line	176/day
Industrial line	176/day
Garbage Disposal	118/day
Security Watchman	30/day based on 8hr shift
Tugboats for Shifting, per hour per boat	441
Charge per standby tugboat per boat	441